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                                                                    EXHIBIT 23.2

                              ACCOUNTANTS' CONSENT




The Board of Directors
Logan's Roadhouse, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-74363) on Amendment No. 1 to Form S-3 of CBRL Group, Inc. of our report dated January 27, 1999, except as to note 12 which is as of February 16, 1999, with respect to the balance sheets of Logan's Roadhouse, Inc. as of December 27, 1998 and December 28, 1997, and the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 27, 1998, which report appears in the Form 8-K/A of CBRL Group, Inc. dated June 25, 1999, and to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ KPMG LLP

KPMG LLP

Nashville, Tennessee
June 28, 1999